Global Axcess Corp to Purchase Portfolio of 140 ATMs

Accretive Asset Purchase to Add Approximately $2 Million in Revenue and $500,000 in EBITDA, Along with Established Relationships with Large Customers

JACKSONVILLE, Fla., December 9, 2010 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News; the "Company"), an independent provider of self-service kiosk solutions, today announced that it has signed a Definitive Agreement to purchase a portfolio of ATMs from an undisclosed, privately held nationwide network of automated financial service terminals. Global Axcess will purchase 140 ATMs and existing relationships with a large, global oil and gas company to manage ATMs at service station locations in three Midwestern states.

The asset purchase, which is expected to close by the end of December, is expected to add approximately $2 million in revenue and $500,000 in EBITDA to Global Axcess’ core ATM business. In consideration for the ATM equipment and the contracts, Global Axcess will pay $950,000 and approximately $85,000 additional should there be a contract extension for the customer.

Mr. George McQuain, Chief Executive Officer of Global Axcess, commented, “This strategic asset purchase will help accelerate our ATM business and provide an established relationship with a large new customer for us. We are pleased to acquire this portfolio of established ATMs and open this new relationship for us with one of their large customers and its franchisees. This transaction is our second significant effort to accelerate our growth and bolster our profitability through M&A activity. We are committed to building on our established base and growing our business, and this agreement is an important step.”

The Company anticipates that it will fund the acquisition partly with its own cash and mostly through a facility with its senior lender.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of self-service kiosk services in the United States. The Company provides turnkey ATM and other self-service kiosk management solutions that include cash and inventory management, project and account management services. Global Axcess Corp currently owns, manages or operates more than 4,900 ATMs and other self-service kiosks in its national network spanning 43 states.  For more information on the Company, please visit http://www.globalaxcess.biz.  For more information on Nationwide Money Services, please visit http://www.nationwidemoney.com.

Investor Relations Contacts:
    Sharon Jackson: 904-395-1149
    IR@GAXC.biz

    Hayden IR:
    Brett Maas or Jeff Stanlis: (646) 536-7331
    Brett@haydenir.com / Jeff@haydenir.com

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2010, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

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7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz